Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

The RoomPlace
Brian Wiborg – VP Marketing
630-261-2310
bwiborg@theroomplace.com

ALLIANCE DATA SIGNS LONG-TERM RENEWAL AGREEMENT
WITH LEADING FURNITURE RETAILER THE ROOMPLACE

Alliance Data to Provide Private Label Credit Services and Marketing Support for
The RoomPlace, a Furniture Today Top 100 U.S. Furniture Store

DALLAS, July 14, 2011 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a long-term renewal agreement to continue providing private label credit card services for The RoomPlace. The Chicago-based multichannel retailer, which celebrates its 100th anniversary next year, offers high-quality home furnishings through 22 locations throughout Illinois and Indiana. The RoomPlace posts annual sales of approximately $150 million, and is listed by Furniture Today magazine as a “Top 100 U.S. Furniture Store.”

Under terms of the agreement, Alliance Data will continue providing The RoomPlace with private label credit card services, including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services. Through various credit and marketing tools, Alliance Data will provide additional RoomPlace Credit Card account-holder benefits, such as flexible financing options designed to support repeat purchases and customer satisfaction, as well as advance notification of sales and promotions.

“We have a powerful team here at The RoomPlace and we have made significant improvements in marketing, merchandising and operations. We are pleased to be supported by Alliance Data whose private label credit program continues to be a key driver of sales and customer loyalty for The RoomPlace,” said Steve Giordano, chief executive officer of The RoomPlace. “Our company began in 1912 as a single store, and today with 22 stores we prepare to celebrate our 100th year anniversary, and are proud to be building on that great tradition. Selling furniture is about fashion and relationships and it works best with trusted partners who understand our customers’ wants and needs. Alliance Data shares our focus on creating a long-term relationship with our customers and we are proud to have them as a partner.”

Ivan Szeftel, president of Alliance Data Retail Services, added, “We look forward to continuing to contribute to the growth of a business with a strong legacy and market share leadership position in the regions it serves. As The RoomPlace brand continues to grow and evolve, Alliance Data looks forward to the opportunity to collaboratively enhance the company’s value proposition for The RoomPlace cardholders, and in turn, measurably drive sales and help The RoomPlace achieve both its near- and long-term business goals.”

About The RoomPlace
The RoomPlace has been building relationships with customers since 1912, and is listed by Furniture Today magazine as a “Top 100 U.S. Furniture Store.” Headquartered in Lombard, Ill., the company operates 22 stores and is the largest furniture retailer in Illinois and Indiana. The RoomPlace makes furniture buying simple for customers, thanks to showrooms with completely furnished, coordinated rooms created by the company's team of experienced designers. Customers not only save on every piece of furniture they buy, they save even more when they buy a complete room. For more information, please visit theroomplace.com.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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